As filed with the Securities and Exchange Commission on November 4, 2021
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	37-1699499 (I.R.S. Employer Identification No.)
Renee L. Wilm
Chief Legal Officer & Chief Administrative Officer
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Samantha Crispin
Adorys Velazquez
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2500
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Series A Liberty SiriusXM common stock, par value $0.01 per share	5,347,320	$49.36	$263,943,715.20	$24,468

(1)
The amount of securities registered pursuant to this registration statement is comprised of 5,347,320 shares of the registrant’s Series A Liberty SiriusXM common stock, par value $0.01 per share (LSXMA), issued to the selling stockholders.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of LSXMA, as reported on the Nasdaq Global Select Market on October 29, 2021. The proposed maximum offering price per share of LSXMA will be determined from time to time by the selling stockholders in connection with, and at the time of, the sale by such selling stockholder of the shares of LSXMA registered hereunder.

PROSPECTUS
LIBERTY MEDIA CORPORATION
Up to 5,347,320 Shares
of
Series A Liberty SiriusXM Common Stock Offered by the Selling Stockholders

This prospectus relates to the offer and resale of up to 5,347,320 shares of Liberty Media Corporation (Liberty Media) Series A Liberty SiriusXM common stock, par value $0.01 per share (Series A Liberty SiriusXM common stock or LSXMA), which may be sold from time to time by the selling stockholders named under the heading “Selling Stockholders” herein (the Selling Stockholders).
The Selling Stockholders may offer and sell the shares of LSXMA offered hereby at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through broker-dealers or agents or through any of the other means described in this prospectus under the heading “Plan of Distribution.” The Selling Stockholders will bear all discounts, concessions or commissions attributable to the sale or disposition of their shares of LSXMA offered and sold hereby.
This prospectus describes the general manner in which the shares of LSXMA may be offered and sold by the Selling Stockholders. To the extent required by law, we will provide supplements to this prospectus describing the specific manner in which the shares of LSXMA may be offered and sold.
We will not receive any of the proceeds from the sale of shares of LSXMA by the Selling Stockholders. See “Plan of Distribution.” We are, however, responsible for expenses incident to the registration under the Securities Act of 1933, as amended (the Securities Act), of the offer and sale of the shares of LSXMA by the Selling Stockholders.
Shares of LSXMA are listed on The Nasdaq Global Select Market (Nasdaq) under the symbol “LSXMA.” On November 3, 2021, the closing sale price of shares of LSXMA as reported on Nasdaq was $51.66 per share.
Investing in our securities involves risks. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 6 of this prospectus.
Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is located at www.libertymedia.com. The information contained on our website is not a part of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus as truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 4, 2021.

i

ABOUT THIS PROSPECTUS
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Liberty,” the “company,” “we,” “us,” “our,” or similar references, mean Liberty Media Corporation.
You should rely only on the information we have provided or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the SEC or the Commission) that is incorporated by reference is accurate only as of the date such document is incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may sell, in one or more offerings from time to time, up to an aggregate of 5,347,320 shares of LSXMA as described in this prospectus. This prospectus provides you with a general description of our company and the securities offered under this prospectus.
We will not receive any proceeds from the sale of shares of LSXMA by the Selling Stockholders. The Selling Stockholders may sell their shares of LSXMA through any means described below under the heading “Plan of Distribution.”
At the time that any particular offering of shares of LSXMA is made, to the extent required by the Securities Act, the Selling Stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any documents we incorporate by reference into this prospectus which are described under the heading “Where You Can Find More Information” before you make an investment decision.
The shares of LSXMA offered under this prospectus by the Selling Stockholders were issued to the Selling Stockholders pursuant to an exchange agreement among Liberty and the Selling Stockholders, as further described in this prospectus under the heading “Selling Stockholders.”
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement we have filed with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities.
We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, our SEC filings and other information about us may also be obtained from our website at www.libertymedia.com, although information on our website is not incorporated by reference into and does not constitute a part of this prospectus. Our Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock, Series C Liberty SiriusXM common stock, Series A Liberty Braves common stock, Series C Liberty Braves common stock, Series A Liberty Formula One common stock and Series C Liberty Formula One common stock are listed on the Nasdaq Global Select Market under the symbols “LSXMA,” “LSXMB,” “LSXMK,” “BATRA,” “BATRK,” “FWONA” and “FWONK,” respectively.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus and is deemed to be part of this prospectus except for any information superseded by this prospectus or any other document incorporated by reference into this prospectus. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2020, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):
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our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021;

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our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed on May 7, 2021, the quarter ended June 30, 2021, filed on August 6, 2021, and the quarter ended September 30, 2021, filed on November 4, 2021;

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our Current Reports on Form 8-K filed on March 12, 2021, May 27, 2021 and July 30, 2021; and

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the description of our capital stock contained in Amendment No. 1 to our Form 8-A filed under the Exchange Act on January 24, 2017, and any amendment or report filed for the purpose of updating such description.

Any statement contained in the filings (or portions of filings) incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any filing by us with the SEC prior to the completion of this offering modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5400
Attention: Investor Relations
TRADE NAMES, TRADEMARKS AND SERVICE MARKS
Sirius XM, Atlanta Braves, Live Nation, Formula One, Formula 1, F1 and certain other trade names, trademarks and service marks appearing in or incorporated by reference into this prospectus are our property or the property of our affiliates, and may be registered in the United States Patent and Trademark Office and / or in foreign trademark offices. Trade names, trademarks and service marks of other organizations appearing in or incorporated by reference into this prospectus are the property of their respective holders.

THE COMPANY
The following summary highlights selected information included or incorporated by reference in this prospectus to help you understand our Company and shares of LSXMA. It is included for convenience only and should not be considered complete. For a more complete understanding of our Company and shares of LSXMA, we encourage you to read this entire document and the information incorporated by reference herein, including the financial statements of the Company and the notes thereto.
Our Company
Liberty Media Corporation, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the media and entertainment industries primarily in North America and the United Kingdom. Our principal businesses and assets include our consolidated subsidiaries Sirius XM Holdings Inc. (Sirius XM Holdings), Formula 1, Braves Holdings, LLC (Braves Holdings) and our equity affiliate Live Nation Entertainment, Inc. (Live Nation).
Sirius XM Holdings.   As of November 4, 2021, we owned approximately 80.2% of the outstanding equity interest in Sirius XM Holdings. Sirius XM Holdings operates two complementary audio entertainment businesses, Sirius XM and Pandora.
Sirius XM features music, sports, entertainment, comedy, talk, news, traffic and weather channels and other content, as well as podcasts and infotainment services, in the United States on a subscription fee basis. Sirius XM bundles include live, curated and certain exclusive and on demand programming. The Sirius XM service is distributed through its two proprietary satellite radio systems and streamed via applications for mobile devices, home devices and other consumer electronic equipment. Satellite radios are primarily distributed through automakers, retailers and Sirius XM’s website. The Sirius XM service is also available through its user interface, called “360L,” which combines Sirius XM’s satellite and streaming services into a single, cohesive in-vehicle entertainment experience.
The primary source of revenue for the Sirius XM business is subscription fees, with most of its customers subscribing to monthly, quarterly, semi-annual or annual plans. Sirius XM also derives revenue from advertising on select non-music channels, which is sold under the SXM Media brand, direct sales of its satellite radios and accessories, and other ancillary services. As of September 30, 2021, the Sirius XM business had approximately 34.3 million subscribers.
In addition to its audio entertainment businesses, Sirius XM provides connected vehicle services to several automakers. These services are designed to enhance the safety, security and driving experience of consumers. Sirius XM also offers a suite of data services that includes graphical weather, fuel prices, sports schedules and scores and movie listings, a traffic information service that includes information as to road closings, traffic flow and incident data to consumers with compatible in-vehicle navigation systems, and real-time weather services in vehicles, boats and planes. The Sirius XM business also holds a 70% equity interest and 33% voting interest in Sirius XM Canada.
The Pandora business operates a music, comedy and podcast streaming discovery platform, offering a personalized experience for each listener wherever and whenever they want to listen, whether through mobile devices, car speakers or connected devices. Pandora enables listeners to create personalized stations and playlists, discover new content, hear artist- and expert-curated playlists, podcasts and select Sirius XM content, as well as search and play songs and albums on-demand. Pandora is available as an ad-supported radio service, a radio subscription service (Pandora Plus), and an on-demand subscription service (Pandora Premium). As of September 30, 2021, Pandora had approximately 6.5 million subscribers.
The majority of revenue from the Pandora business is generated from advertising on its ad-supported radio service, which is sold under the SXM Media brand. Pandora also derives subscription revenue from its Pandora Plus and Pandora Premium subscribers. Pandora also sells advertising on unaffiliated audio platforms and podcasts. Pandora is the exclusive U.S. ad sales representative for SoundCloud Holdings, LLC (SoundCloud). Through this arrangement, Pandora offers advertisers the ability to execute campaigns in the U.S. across the Pandora and SoundCloud listening platforms. Pandora also has arrangements to serve as the ad sales representative for certain podcasts. In addition, through AdsWizz Inc. (AdsWizz), Pandora provides a comprehensive digital audio advertising technology platform, which connects audio publishers and advertisers with a variety of ad insertion, campaign trafficking, yield optimization, programmatic buying, marketplace and podcast monetization solutions. As of September 30, 2021, the Pandora business had approximately 52.6 million monthly active users.
In February 2020, Sirius XM Holdings completed a $75 million investment in SoundCloud. SoundCloud is a next-generation music entertainment company, powered by an ecosystem of artists, listeners, and curators on the pulse of what’s new, now and next in culture. SoundCloud’s platform enables its users to upload, promote, share and create audio entertainment. The minority investment complemented the existing ad sales relationship between SoundCloud and Pandora.
In June 2020, Sirius XM Holdings acquired Simplecast for $28 million in cash. Simplecast is a podcast management and analytics platform. In October 2020, Sirius XM Holdings acquired the assets of Stitcher from The E.W. Scripps Company and certain of its subsidiaries (Scripps) for total consideration of $302 million, which included $266 million in cash and $36 million related to contingent consideration. As of September 30, 2021, Sirius XM Holdings will potentially make up to $30 million in additional payments to Scripps related to the contingent consideration based on Stitcher’s achievement of certain financial metrics in 2021. During the three and nine months ended September 30, 2021, Sirius XM Holdings recognized a $17 million benefit related to the change in fair value of the 2021 portion of the contingent consideration. The acquisition of Stitcher, in conjunction with Simplecast, created a full-service platform for podcast creators, publishers and advertisers. Stitcher and Simplecast are included in the Pandora reporting unit.
Formula 1.   Formula 1 is a global motorsports business that holds exclusive commercial rights with respect to the World Championship, an annual, approximately nine-month long, motor race-based competition in which teams compete for the Constructors’ Championship and drivers compete for the Drivers’ Championship. The World Championship takes place on various circuits with a varying number of events (Events) taking place in different countries around the world each season. Formula 1 is responsible for the commercial exploitation and development of the World Championship as well as various aspects of its management and administration. Formula 1 derives its primary revenue from the commercial exploitation and development of the World Championship through a combination of entering into race promotion, broadcasting and advertising and sponsorship arrangements. A significant majority of the race promotion, media rights (formerly referred to as broadcasting) and sponsorship contracts specify payments in advance and annual increases in the fees payable over the course of the contracts. The 2021 World Championship was originally scheduled to have 23 Events. However, due to the COVID-19 pandemic, during the third quarter of 2021, the 2021 World Championship was revised to 22 Events. The 2020 World Championship calendar was originally scheduled to have 22 Events. However, due to the COVID-19 pandemic, the start of the 2020 season was postponed until early July, with certain Events being cancelled and others rescheduled to later dates. The 2020 World Championship revised calendar consisted of 17 Events. In 2020, the World Championship was also followed by hundreds of millions of television viewers in approximately 200 territories. While Formula 1’s largest Events have historically hosted live audiences in excess of 300,000 on race weekends, fans were prohibited from attending all but three Events during 2020, with significant limitations on fan attendance at these Events, due to the COVID-19 pandemic.
Formula 1 is responsible for the commercial exploitation and development of the World Championship, in the course of which it coordinates and transacts with the Fédération Internationale de l’Automobile (FIA), the governing body and regulator of world motor sport, the Teams, the race promoters that stage Events, various media organizations worldwide, as well as advertisers and sponsors. Formula 1 also performs activities related to critical components of the World Championship, including filming and providing technical support at Events, production of the international television feed and logistics related to the transport of its and the Teams’ equipment, ensuring high quality and reducing delivery risk around the World Championship. Additionally, Formula 1, pursuant to other agreements with the FIA, holds the exclusive right to promote and commercially exploit F2 and F3 through 2041.
Formula 1 also generates revenue from a variety of other sources, including the operation of the Formula 1 Paddock Club hospitality program, freight, logistical and travel related services for the Teams and other third parties, the F2 and F3 race series, which run principally as support races during Event weekends, various television production and post-production activities, digital and social media activities, other events such as fan festivals and business forums and revenue from other licensing of the commercial rights associated with the Formula 1 brand.

Braves Holdings.   Braves Holdings is our wholly-owned subsidiary that indirectly owns and operates the Atlanta Braves Major League Baseball Club (ANLBC), three Professional Development League clubs (the Gwinnett Stripers, the Mississippi Braves and the Rome Braves) and the FCL Braves. ANLBC’s ballpark is located in Cobb County, a suburb of Atlanta. The facility is leased from Cobb County, Cobb-Marietta Coliseum and Exhibit Hall Authority and the area surrounding the stadium offers a range of activities and eateries for fans. Braves Holdings and its affiliates participated in the construction of the new stadium and the construction of the adjacent mixed-use development project, which we refer to as the Development Project.
Braves Holdings derives revenue from both local and national sources. Team revenue includes revenue from ticket sales, broadcasting rights, shared revenue collected and distributed by Major League Baseball (MLB), merchandise sales, minor league teams, revenue sharing arrangements and other sources. Revenue related to the Braves’ facilities includes corporate sales and naming rights, concessions, advertising, suites and premium seat fees, parking and publications. Ticket sales and broadcasting rights are the team’s primary revenue drivers. Revenue is seasonal, with the majority of revenue historically recognized during the second and third quarters, which aligns with a normal baseball regular season, consisting of approximately 160 games. Due to COVID-19, MLB postponed the start of the 2020 season until late July. The 2020 MLB regular season was comprised of 60 games, without fans in attendance. The 2020 minor league season was cancelled. The 2021 regular season was comprised of approximately 160 games and the minor league season started in May. The Battery Atlanta derives revenue primarily from rental income (including overage rent and tenant reimbursements), parking and sponsorships throughout the year.
Live Nation.   At September 30, 2021, we beneficially owned approximately 69.6 million shares of Live Nation common stock, which represented approximately 31% of the issued and outstanding shares as of September 17, 2021. Live Nation is considered the world’s leading live entertainment company and seeks to innovate and enhance the live entertainment experience for artists and fans before, during and after the show. Live Nation has three business segments: concerts; ticketing and sponsorship & advertising.
The unprecedented and rapid spread of COVID-19 and the related government restrictions and social distancing measures implemented throughout the world have significantly impacted Live Nation’s live event business. Beginning in March 2020, large public events were cancelled, governmental authorities began imposing restrictions on non-essential activities, and businesses suspended activities around the world. As the impact of the global COVID-19 pandemic became clearer, Live Nation ceased all tours and closed its venues in mid-March 2020 to support global efforts at social distancing and mitigating the virus, and to comply with restrictions put in place by various governmental entities, which has had a materially negative impact on its revenue and financial position. Starting in the third quarter of 2021, Live Nation saw a meaningful restart of its operations, with growth in ticket sales, new sponsor partners and the resumption of shows, primarily in the United States and United Kingdom.
Corporate Information
Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400 and our website is located at www.libertymedia.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS
An investment in our common stock, including the Series A Liberty SiriusXM common stock, involves risk. Before investing in shares of LSXMA, you should carefully consider the information discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2021, filed with the SEC on November 4, 2021, which are incorporated by reference into this prospectus, and subsequent periodic filings we may make containing updated disclosures of such factors, together with all the other information included in this prospectus and in the documents we have incorporated by reference. The occurrence of any of the events described as possible risks could have a material adverse effect on the value of our common stock, including the Series A Liberty SiriusXM common stock. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. See “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. These forward-looking statements include statements regarding business, product and marketing plans, strategies and initiatives; new service offerings; renewal of licenses and authorizations; revenue growth and subscriber trends at Sirius XM Holdings; our ownership interest in Sirius XM Holdings; the recoverability of goodwill and other long-lived assets; the performance of our equity affiliate; our projected sources and uses of cash; the payment of dividends by Sirius XM Holdings; the impacts of COVID-19 (as defined below); and the anticipated non-material impact of certain contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors (as they relate to our consolidated subsidiaries and equity affiliate) that could cause actual results or events to differ materially from those anticipated:
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the impact of the novel coronavirus (COVID-19) pandemic and local, state and federal governmental responses to the pandemic on the economy, our customers, our vendors and our businesses generally;

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our ability to obtain additional financing on acceptable terms and cash in amounts sufficient to service debt and other financial obligations;

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our and our subsidiaries’ indebtedness could adversely affect operations and could limit the ability of our subsidiaries to react to changes in the economy or our industry;

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the success of businesses attributed to each of our tracking stock groups;

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our and Sirius XM Holdings’ ability to realize the benefits of acquisitions or other strategic investments;

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the impact of weak economic conditions on consumer demand for products, services and events offered by our businesses attributed to each of our tracking stock groups;

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the outcome of pending or future litigation;

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the operational risks of our subsidiaries and business affiliates with operations outside of the United States;

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our ability to use net operating loss, disallowed business interest and tax credit carryforwards to reduce future tax payments;

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the ability of our subsidiaries and business affiliates to comply with government regulations, including, without limitation, Federal Communications Commission requirements, consumer protection laws and competition laws, and adverse outcomes from regulatory proceedings;

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the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

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changes in the nature of key strategic relationships with partners, vendors and joint venturers;

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competition faced by Sirius XM Holdings;

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the ability of Sirius XM Holdings to attract and retain subscribers and listeners;

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the ability of Sirius XM Holdings to market its services and sell advertising;

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the ability of Sirius XM Holdings to maintain revenue growth from its advertising products;

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the ability of Sirius XM Holdings to protect the security of personal information about its customers;

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the interruption or failure of Sirius XM Holdings’ information technology and communication systems;

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the impact of the market for music rights on Sirius XM Holdings and the rates Sirius XM Holdings must pay for rights to use musical works;

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the impact of the global semiconductor supply shortage on Sirius XM Holdings’ supply chain;

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the impact of our equity method investment in Live Nation on our net earnings and the net earnings of Liberty SiriusXM Group;

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challenges by tax authorities in the jurisdictions where Formula 1 operates;

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changes in tax laws that affect Formula 1 and the Formula One Group;

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the ability of Formula 1 to expand into new markets;

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developments stemming from Brexit;

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the establishment of rival motorsports events or other circumstances that impact the competitive position of Formula 1;

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changes in consumer viewing habits and the emergence of new content distribution platforms;

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the impact of organized labor on the Braves Group;

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the impact of an expansion of Major League Baseball;

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the level of broadcasting revenue that Braves Holdings receives;

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the impact of the development project on the Braves Group and its ability to manage the project;

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the risks associated with the Company as a whole, even if a holder does not own shares of common stock of all of our groups;

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market confusion that results from misunderstandings about our capital structure;

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events, accidents or terrorist acts that cause one or more events to be cancelled or postponed, are not covered by insurance, or cause reputational damage to our subsidiaries and business affiliates; and

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challenges related to assessing the future prospects of tracking stock groups based on past performance.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus (or, as to documents incorporated by reference, the date of such documents), and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein or therein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by applicable federal securities laws. When considering such forward-looking statements, you should keep in mind the factors described in “Risk Factors” and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.
USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of LSXMA by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of their shares of LSXMA pursuant to this prospectus. See “Selling Stockholders.”

SELLING STOCKHOLDERS
This prospectus relates to the offer and sale of up to 5,347,320 shares of LSXMA, which may be sold from time to time by the Selling Stockholders listed below.
The shares of LSXMA offered pursuant to this prospectus were issued and sold to the Selling Stockholders pursuant to the terms and conditions of the Exchange Agreement (described below) among us and the Selling Stockholders.
On November 1, 2021, we entered into an Exchange Agreement with the Selling Stockholders to acquire 43,658,800 shares of common stock, par value $0.001 per share (the SIRI Common Stock), of Sirius XM Holdings in exchange for the issuance to the Selling Stockholders of 5,347,320 shares of LSXMA (the transactions described in the Exchange Agreement, the Exchange). The Exchange closed on November 3, 2021 and was a transaction exempt from the registration requirements of the Securities Act. Pursuant to the Exchange Agreement, we agreed to file the registration statement of which this prospectus forms a part covering the resale of the shares of LSXMA offered hereby.
The Selling Stockholders listed in the table below may offer and sell, pursuant to this prospectus, any or all of such shares of LSXMA beneficially owned by them at the time of such offer and sale and offered hereby in accordance with one or more of the methods of distribution described under the caption “Plan of Distribution.”
The following table sets forth certain information known to us, based on written representations from the Selling Stockholders, with respect to their beneficial ownership of shares of LSXMA. Because the Selling Stockholders may sell all or some of their shares of LSXMA from time to time under this prospectus, no estimate can be given at this time as to the number of shares of LSXMA that will be held by such Selling Stockholders following any particular sale of shares of LSXMA by such Selling Stockholders. Therefore, for the purposes of calculating the number of shares of LSXMA beneficially owned by the Selling Stockholders after a sale of shares of LSXMA pursuant to this prospectus and the percentage of outstanding shares of LSXMA owned by the Selling Stockholders after a sale of shares of LSXMA pursuant to this prospectus, we have assumed that all of the shares of LSXMA owned by the Selling Stockholders that may be sold pursuant to this prospectus have been sold. To the extent required by law, changes in the information concerning the Selling Stockholders will be set forth in supplements to this prospectus. When we refer to the Selling Stockholders in this prospectus, we mean the entities listed in the table below. In the table below, the percentage of outstanding shares of LSXMA is based upon 96,555,203 shares of LSXMA outstanding as of October 31, 2021, as increased by the 5,347,320 shares of LSXMA issued to the Selling Stockholders pursuant to the Exchange Agreement.
	Number of shares of LSXMA beneficially owned prior to the offering		Number of shares of LSXMA that may be sold hereby	Number of shares of LSXMA beneficially owned after completion of the offering
Name(1)	Number	Percent	Number	Number	Percent
Government Employees Insurance Company	10,370,870	10.2%	4,812,015	5,558,855	5.5%
GEICO Advantage Insurance Company	797,805	*	535,305	262,500	*
Total	11,168,675	11.0%	5,347,320	5,821,355	5.7%

*
Less than 1%.

(1)
The business address of the Selling Stockholders is 5260 Western Avenue, Chevy Chase, Maryland 20815.

We prepared the above table based on information supplied to us by the Selling Stockholders named in the table. The Selling Stockholders have not indicated that they have had any material relationship with us or our affiliates during the past three years, and the Selling Stockholders have not indicated that they are registered broker-dealers or affiliates of registered broker-dealers.

PLAN OF DISTRIBUTION
The Selling Stockholders may sell the shares of LSXMA covered by this prospectus using one or more of the following methods:
•
into an existing market for the securities;

•
one or more block trades in which a broker-dealer will attempt to sell the shares of LSXMA as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

•
purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•
ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
broker-dealers, who may agree with the Selling Stockholders to sell a specified number of their shares of LSXMA at a stipulated price per share;

•
privately negotiated transactions;

•
trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
any combination of the foregoing; or

•
any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of shares of LSXMA may include the following information or other information to the extent required by applicable law: the terms of the offering; the purchase price of the shares; any delayed delivery arrangements; and any initial public offering price.
The Selling Stockholders also may sell all or a portion of their shares of LSXMA in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.
There can be no assurance that the Selling Stockholders will sell any or all of their shares of LSXMA offered by this prospectus.
The aggregate proceeds to the Selling Stockholders from the sale of its shares of LSXMA offered by them will be the purchase price of the shares of LSXMA less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of LSXMA to be made directly or through agents. We will not receive any of the proceeds from the sale of shares of LSXMA by the Selling Stockholders.
The Selling Stockholders and any broker-dealers or agents that participate in the sale of their shares of LSXMA may be deemed by the Commission to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of shares of LSXMA pursuant to this prospectus.
In order to comply with the securities laws of some states, if applicable, shares of LSXMA may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of LSXMA may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Agents could make sales in privately negotiated transactions and/or any other method permitted by law, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for shares of LSXMA, or sales made to or through a market maker other than on an exchange.
We will bear the costs relating to the registration of the shares of LSXMA offered by this prospectus, other than selling commissions, any transfer taxes and fees and expenses of any legal counsel, advisor, accountant or any other person retained or employed by the Selling Stockholders, if any.

LEGAL MATTERS
Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus will be passed upon for us by Baker Botts L.L.P.
EXPERTS
The consolidated financial statements of Liberty Media Corporation as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein and in the Registration Statement on Form S-3 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the method of accounting for leases.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable by Liberty Media Corporation (the Corporation or the Registrant) in connection with the securities being registered. All amounts are estimates except the registration fee.
Registration fee	$24,468
Legal fees and expenses	75,000
Accounting fees and expenses	25,000
Printing and engraving expenses	25,000
Total	$149,468
Item 15.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (DGCL) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
Article V, Section E of the Restated Certificate of Incorporation (the Charter) of the Registrant provides as follows:
1.
Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.
Indemnification.

(a)
Right to Indemnification.    The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a proceeding) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

(b)
Prepayment of Expenses.    The Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c)
Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)
Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)
Other Indemnification.    The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.
Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Registrant’s Amended and Restated Bylaws provide indemnification that is similar to the indemnification in the Charter.
The Registrant has also entered into indemnification agreements with its directors and officers. The indemnification agreements are intended to provide indemnification to the fullest extent permitted by law.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits. The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Document
4.2	Specimen certificate for shares of the Company’s Series A Liberty SiriusXM common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 1 to Form 8-A (File No. 001-35707), as filed on January 24, 2017).
5.1*	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Series A Liberty SiriusXM common stock being registered.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on page II-5 of this Registration Statement).

*
Filed herewith

Item 17.   Undertakings.
(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(b)
The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 4th day of November 2021.
LIBERTY MEDIA CORPORATION
By:
/s/ Renee L. Wilm

Name:
Renee L. Wilm

Title:
Chief Legal Officer and Chief Administrative Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Wendling and Renee L. Wilm his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ John C. Malone John C. Malone	Chairman of the Board and Director	November 4, 2021
/s/ Gregory B. Maffei Gregory B. Maffei	President, Chief Executive Officer (Principal Executive Officer) and Director	November 4, 2021
/s/ Brian J. Wendling Brian J. Wendling	Chief Accounting Officer and Principal Financial Officer (Principal Financial and Principal Accounting Officer)	November 4, 2021
/s/ Robert R. Bennett Robert R. Bennett	Director	November 4, 2021
/s/ Derek Chang Derek Chang	Director	November 4, 2021
/s/ Brian Deevy Brian Deevy	Director	November 4, 2021

Signature	Title	Date
/s/ M. Ian G. Gilchrist M. Ian G. Gilchrist	Director	November 4, 2021
/s/ Evan D. Malone Evan D. Malone	Director	November 4, 2021
/s/ David E. Rapley David E. Rapley	Director	November 4, 2021
/s/ Larry E. Romrell Larry E. Romrell	Director	November 4, 2021
/s/ Andrea L. Wong Andrea L. Wong	Director	November 4, 2021